Exhibit 3.20

VALVOLINE INTERNATIONAL, INC.

As Adopted Pursuant to Resolution Dated September 27, 1995

BY-LAWS

ARTICLE I. SHAREHOLDERS

Section 1. Annual Meeting.

The annual meeting of the shareholders of the Corporation shall be held, unless changed by resolution of the Board of Directors, on the first Monday of August of each year at such time and place as shall be designated by resolution of the Board of Directors.

Section 2. Special Meeting.

Special meetings of the shareholders, for any purpose or purposes, may be called by a majority of the Board of Directors or the President at such place, date and hour as shall be designated in the notice thereof. Notice of any special meeting shall be sent to shareholders of record not less than three (3) days prior to the meeting.

Section 3. Quorum.

At any meeting of the shareholders, the holders of at least 51% of the issued and outstanding shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law, in which case such larger number shall constitute a quorum for all purposes.

Section 4. Proxies.

At any meeting of the shareholders, every shareholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established by the Board of Directors for the meeting.

Section 5. Action By Consent.

Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if all shareholders consent thereto, in writing, and such writing is filed with the minutes of the proceedings of the shareholders.

ARTICLE II. BOARD OF DIRECTORS

Section 1. Powers of Directors.

The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts as may be exercised or done by the Corporation; however, the Board of Directors is specifically prohibited from exercising any of the following powers, all of which are reserved in and are, to be exercised only by the shareholders of the Corporation:

(a)	the power to declare dividends;

(b)	the power to borrow money and/or to mortgage, pledge or otherwise encumber assets of the Corporation;

(c)	the power to sell all or substantially all of the assets of the Corporation or to merge, consolidate or liquidate the Corporation;

(d)	the power to amend the By-laws of the Corporation;

(e)	the power to grant proxies to vote shares of stock owned or held by the Corporation; and

(f)	the power to guarantee debts or obligations of any other person, corporation or other entity.

Section 2. Number of Directors.

The number of directors who shall constitute the whole Board of Directors shall be three (3) unless otherwise specifically provided for by the majority vote of the shareholders.

Section 3. Term of Office.

Each director shall be elected by the shareholders at each annual meeting and shall serve at the will and pleasure of the shareholders until the next succeeding annual meeting or until such time as a successor is elected and takes office or until his earlier resignation or removal.

Section 4. Vacancies.

In the case of any vacancy on the Board of Directors or in case of any newly created directorship, a director to fill such vacancy or such newly created directorship for the unexpired portion of the term being filled shall be elected by the shareholders.

Section 5. Resignation.

Any director may resign at any time by giving written notice of his resignation to the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Removal.

A director may be removed, either with or without cause and without liability, at any time by a majority vote of either the Board of Directors or the shareholders.

Section 7. Quorum.

At any meeting of the Board of Directors, a majority of the directors of the whole Board shall constitute a quorum for all purposes, except to the extent that the presence of a larger number may be required by law, in which case such larger number shall constitute a quorum for all purposes.

Section 8. Meetings.

(a) Annual Meeting. As soon as practical after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of business.

(b) Regular Meetings. Regular meetings of the Board of Directors shall be held at such dates, times and places as the Board of Directors may from time to time determine.

(c) Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or upon the written request of a majority of the Directors filed with the Secretary. Any and all business may be transacted at a special meeting which may be transacted at a regular meeting of the Board of Directors.

(d) Place of Meetings. The Board of Directors may hold its meetings at such place or places as it may from time to time by resolution determine or as shall be designated in the respective notices or waiver of notices thereof.

(e) Notice of Meetings. Notices of the annual meeting or regular meetings of the Board of Directors or any adjourned meeting need not be given. Notices of special meetings of the Board of Directors, or of any committee of the Board of Directors which has not been fixed in advance as to time and place by such committee, shall be mailed by the Secretary to each director, or member of such committee, addressed to him at his residence or usual place of business, at least two (2) days before the day on which such meeting is to be held, or shall be sent to him by telegraph, cable or other form of recorded communication or be delivered personally or by telephone not later than the day before such meeting is to be held.

(f) Telephonic Meeting. Any meeting of the Board of Directors, or any committee thereof, may be conducted through the use of any means of communication by which all persons participating in the meeting can hear and speak to each other, and the directors’ participation in such a meeting shall constitute presence in person at the meeting for all purposes.

(g) Action By Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing is filed with the minutes of the proceedings of the Board of Directors or the committee.

ARTICLE III. OFFICERS

Section 1. Election.

The officers of the Corporation shall be elected by the Board of Directors.

Section 2. Term of Office.

Each officer shall be elected by the Board of Directors to serve at the will and pleasure of the Board of Directors and shall hold office until his successor is elected and takes office or until his earlier resignation or removal.

Section 3. Officers of the Corporation.

The officers of the Corporation shall be as follows:

(a) a President;

(b) one or more Vice Presidents;

(c) a Secretary and, as and when appointed, one or more Assistant Secretaries one of which may be designated as an Assistant Secretary-Tax;

(d) a Treasurer and, as and when appointed, one or more Assistant Treasurers one of which may be designated as an Assistant Treasurer-Tax.

Subject to the provisions of any applicable law, more than one office may be held by the same person, except that the offices of President and Secretary may not be held by the same person.

Section 4. Vacancies.

In case of any vacancy of an office or in case of any newly created office, an officer to fill such vacancy or such newly created office for the unexpired portion of the term being filled shall be elected by the Board of Directors.

Section 5. Resignation.

Any officer may resign at any time by giving written notice to the President or the Secretary of the Corporation and such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by the action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Removal.

An officer elected by the Board of Directors may be removed, either with or without cause and without liability, at any time by a majority vote of either the Board of Directors or the shareholders.

Section 7. Chairman of the Board of Directors.

At the discretion of the Board of Directors, the office of the Chairman of the Board may be established. Such Chairman of the Board shall perform all duties and functions as shall be delegated to him by the Board of Directors.

Section 8. Duties and Functions.

(a) The President. The President will have such powers, authority and duties as may be designated to him from time to time by the Board of Directors.

(b) Vice Presidents. The Vice Presidents will have such powers, authority and duties as may be delegated or assigned to them from time to time by the Board of Directors or the President.

(c) Secretary. The Secretary shall issue all authorized notices for and shall keep minutes of all meetings of the shareholders and the Board of Directors and shall perform such other duties as the Board of Directors or the President shall prescribe.

(d) Assistant Secretary. Except for the Assistant Secretary-Tax, the Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors or the President shall prescribe.

The authority of the Assistant Secretary-Tax shall be limited to attesting and affixing the Corporation’s seal to any and all documents which the Assistant Treasurer-Tax is, pursuant to part (f) of this Section 8 of Article III, authorized to prepare, execute and file on behalf of the Corporation.

(e) Treasurer. The Treasurer shall have the custody of all moneys and securities of the Corporation and shall keep regular books of account. He shall make such disbursements of the funds of the Corporation as are proper and shall render from time to time an account of all such transactions and of the financial condition of the Corporation and shall perform such other duties as the Board of Directors shall prescribe.

(f) Assistant Treasurer. Except for the Assistant Treasurer-Tax, the Assistant Treasurer or, if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors shall have such powers and discharge such duties as the Board of Directors or the President shall prescribe.

The authority of the Assistant Treasurer-Tax shall be limited to preparing, executing and filing with the United States and any political subdivision thereof, and with any other country and the political subdivisions thereof, all of the following documents: (i) income, franchise, excise, sales, use, license, property, business and occupation tax returns and reports of any kind or description; (ii) initial, periodic and annual returns and reports of any kind or description dealing with corporate status or qualification or licensing to do business and all similar reports; and (iii) returns and reports relating to unclaimed, abandoned or escheated property.

ARTICLE IV. COMMITTEES

Section 1. Executive Committee.

(a) Designation. The Board of Directors may, by resolution passed by majority of the whole Board of Directors, designate an Executive Committee to consist of two or more directors.

(b) Function and Power. The Executive Committee, subject to applicable law and to the extent provided in the resolution establishing such committee, shall possess and may exercise during the intervals between meetings of the Board of Directors the powers of the Board of Directors in the management of the business and affairs of the Corporation.

(c) Vacancies. In the case of any vacancies on the Executive Committee or in the case of any newly created position thereon, a director to fill such vacancy or newly created position shall be elected by the Board of Directors.

(d) Removals. A member of the Executive Committee may be removed either with or without cause at any time by a majority vote of the Board of Directors.

(e) Meetings. The Executive Committee shall meet as often as may be determined necessary and expedient at such times and places as shall be determined by the Executive Committee.

(f) Quorum. At any meeting of the Executive Committee, a majority of the members shall constitute a quorum for all purposes.

Section 2. Other Committees

The Board of Directors may, by resolution passed by a majority of the whole Board, designate other committees, each committee to consist of two or more directors and to have such duties and functions as shall be provided in such resolution. The Board of Directors shall have the power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time.

ARTICLE V. STOCK CERTIFICATES

Section 1. Issuance.

Each shareholder shall be entitled to a certificate signed by the President or any other duly appointed officer of the Corporation, certifying the number of shares owned by him.

Section 2. Transfer.

Transfers of stock shall be made only upon the transfer books of the Corporation by the transfer agents designated to transfer shares of stock of the Corporation.

ARTICLE VI. BOOKS, ACCOUNTS AND RECORDS

The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders, the Board of Directors and committees of the Board of Directors. All books, accounts, and records of the Corporation, including but not limited to stock ledgers and minute books shall be located where the books, accounts, and records of any shareholder of the Corporation which owns 51% or more of the issued and outstanding stock of this Corporation are kept or at such place as shall be designated by the majority shareholder.

ARTICLE VII. SEAL

The Board of Directors may by resolution provide for a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary.

ARTICLE VIII. FISCAL YEAR

The fiscal year of the Corporation shall end on the 30th day of September in each year.

ARTICLE IX. AMENDMENTS

These By-laws may be amended or repealed by a majority vote of shareholders unless otherwise specified by law.